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                                                                    EXHIBIT 21.1


The following is a list of all subsidiaries of Viasys Healthcare Inc.:

                                         JURISDICTION OF       OWNERSHIP
NAME OF SUBSIDIARY                        INCORPORATION        PERCENTAGE
------------------                       ---------------       ----------

Corpak LLC                                 Delaware               100

SensorMedics Corporation                   Delaware               100

   SensorMedics B.V.                       Netherlands            100

   SensorMedics (Deutschland) GmbH         Germany                100

   Medical Data Electronics, Inc.          Delaware               100

Grason-Stadler, Inc.                       Massachusetts          100

Neuroscience Limited                       England                100

Nicolet Biomedical Japan Inc.              Japan                  100

Nicolet Biomedical Ltd.                    England                100

Nicolet Biomedical S.A.R.L.                France                 100

Nicolet - EME GmbH                         Germany                100

Nicolet Vascular Inc.                      Delaware               100

Bird Products Corporation                  California             100

   Bear Medical Systems Inc.               Delaware               100

   Bird Life Design Corporation            California             100

Tecomet Inc.                               Massachusetts          100

Thermo Polymer LLC                         Delaware               100